Exhibit 10.10

(Multicurrency—Cross Border)

ISDA®

International Swaps and Derivatives Association, Inc.

MASTER AGREEMENT

dated as of April 9, 2007

between

UBS AG	and	WORLD MONITOR TRUST III - Series J

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows:—

1.	Interpretation

(a) Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b) Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c) Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2.	Obligations

(a) General Conditions.

(i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii) Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

Copyright © 1992 by International Swap Dealers Association, Inc.

(b) Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c) Netting. If on any date amounts would otherwise be payable:—

(i) in the same currency; and

(ii) in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d) Deduction or Withholding for Tax.

(i) Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:—

(1) promptly notify the other party (“Y”) of such requirement;

(2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

(4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:—

(A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B) the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

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(ii) Liability. If:—

(1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2) X does not so deduct or withhold; and

(3) a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(e) Default Interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

3.	Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:—

(a) Basic Representations.

(i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorize such execution, delivery and performance;

(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

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(b) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d) Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e) Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f) Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

4.	Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:—

(a) Furnish Specified Information. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:—

(i) any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii) any other documents specified in the Schedule or any Confirmation; and

(iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified. as soon as reasonably practicable.

(b) Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c) Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d) Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

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(e) Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organized, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”) and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5.	Events of Default and Termination Events

(a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an “Event of Default”) with respect to such party:—

(i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

(ii) Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

(iii) Credit Support Default.

(1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

(iv) Misrepresentation. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v) Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi) Cross Default. If “Cross Default” is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of

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such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:—

(1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

(2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b) Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below:—

(i) Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party):—

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(1) to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2) to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

(ii) Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

(iii) Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

(iv) Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, such party (“X”), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

(v) Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c) Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

6.	Early Termination

(a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

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(b) Right to Terminate Following Termination Event.

(i) Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

(ii) Transfer to Avoid Termination Event. If either an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii) Two Affected Parties. If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

(iv) Right to Terminate. If:—

(1) a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(2) an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party,

either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c) Effect of Designation.

(i) If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d) Calculations.

(i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations

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and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

(ii) Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e) Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply based on the parties’ election in the Schedule of a payment measure, either “Market Quotation” or “Loss,” and a payment method, either the “First Method” or the “Second Method.” If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that “Market Quotation” or the “Second Method,” as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

(i) Events of Default. If the Early Termination Date results from an Event of Default:—

(1) First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

(2) First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party’s Loss in respect of this Agreement.

(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(4) Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party’s Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(ii) Termination Events. If the Early Termination Date results from a Termination Event:—

(1) One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

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(2) Two Affected Parties. If there are two Affected Parties:—

(A) if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount (“X”) and the Settlement Amount of the party with the lower Settlement Amount (“Y”) and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

(B) if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss (“X”) and the Loss of the party with the lower Loss (“Y”).

If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

(iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because “Automatic Early Termination” applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv) Pre-Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

7.	Transfer

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:—

(a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

8.	Contractual Currency

(a) Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

10	ISDA®1992

(b) Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c) Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d) Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9. Miscellaneous

(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b) Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c) Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d) Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e) Counterparts and Confirmations.

(i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

11	ISDA®1992

(g) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

10.	Offices; Multibranch Parties

(a) If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organization of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b) Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c) If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

11.	Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.	Notices

(a) Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:—

(i) if in writing and delivered in person or by courier, on the date it is delivered;

(ii) if sent by telex, on the date the recipient’s answerback is received;

(iii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

(v) if sent by electronic messaging system, on the date that electronic message is received,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b) Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

13.	Governing Law and Jurisdiction

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

12	ISDA®1992

(b) Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party irrevocably:—

(i) submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c) Service of Process. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d) Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14.	Definitions

As used in this Agreement:—

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Applicable Rate” means:—

(a) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b) in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

13	ISDA®1992

(c) is respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d) in all other cases, the Termination Rate.

“Burdened Party” has the meaning specified in Section 5(b).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Illegality” has the meaning specified in Section 5(b).

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and “lawful” and “unlawful” will be construed accordingly.

“Local Business Day” means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

“Loss” means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating,

14	ISDA®1992

obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party’s legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

“Market Quotation” means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

“Non-default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Reference Market-makers” means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Scheduled Payment Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

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“Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

“Settlement Amount” means, with respect to a party and any Early Termination Date, the sum of:—

(a) the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b) such party’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

“Specified Entity” has the meaning specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if “Automatic Early Termination” applies, immediately before that Early Termination Date).

“Termination Currency” has the meaning specified in the Schedule.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

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“Termination Event” means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

17

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

UBS AG	WORLD MONITOR TRUST III - SERIES J

	By:	Preferred Investment Solutions Corp.,
its Managing Owner

By:	By:	/s/ Esther E. Goodman
Name:	Name:	Esther E. Goodman
Title:	Title:	Senior Executive Vice President and
Date:		Chief Operating Officer
	Date:	April 9, 2007

By:
Name:
Title:
Date:

18	ISDA®1992

SCHEDULE

to the Master Agreement

dated as of April 9, 2007

between

UBS AG,

a banking corporation organized

under the law of Switzerland

(“Party A”),

and

WORLD MONITOR TRUST III - SERIES J

(“Party B”),

acting by and through Ortus Capital Management (Cayman) Limited its Trading Advisor,

who is acting as agent of Party B and not in the Trading Advisor’s individual capacity

Part 1

Termination Provisions

In this Agreement:

(a) “Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v),	NONE
Section 5(a)(vi),	NONE
Section 5(a)(vii),	NONE
Section 5(b)(iv),	NONE

and in relation to Party B for the purpose of:

Section 5(a)(v),	NONE
Section 5(a)(vi),	NONE
Section 5(a)(vii),	NONE
Section 5(b)(iv),	NONE

(b) “Specified Transaction” will have the meaning specified in Section 14 of this Agreement and shall also include any repurchase agreements, reverse repurchase agreements, securities lending agreements, prime brokerage agreements, forward contracts, precious metals transactions, letters of credit reimbursement obligations and indebtedness for borrowed money (whether or not evidenced by a note or similar instrument) now existing or hereafter entered into between a party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party).

(c) The “Cross Default” provisions of Section 5(a)(vi) of this Agreement, as modified below, will apply to Party A and to Party B. Section 5(a)(vi) of this Agreement is hereby amended by the addition of the following at the end thereof:

“provided, however, that notwithstanding the foregoing, an Event of Default shall not occur under either (1) or (2) above if, as demonstrated to the reasonable satisfaction of the other party, (a) the event or condition referred to in (1) or the failure to pay referred to in (2) is a failure to pay caused by an error or omission of an administrative or operational nature; and (b) funds were available to such party to enable it to make the relevant payment when due; and (c) such relevant payment is made within three Business Days following receipt of written notice from the other party of such failure to pay.”

If such provisions apply:

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“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) for the payment or repayment of any money, including without limitation any payment or repayment obligation with respect to any securities lending transaction or agreement or any prime brokerage transaction or agreement.

“Threshold Amount” means

(i)	with respect to Party A, an amount equal to 3% of shareholders’ equity (howsoever described) of Party A as shown on the most recent annual audited financial statements of Party A, and

(ii)	with respect to Party B, the lesser of U.S. $10 million (or the equivalent in any other currency or currencies) or an amount equal to 3% of the Net Asset Value of Party B, as shown on the most recent annual audited financial statements of Party B.

(d) The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Party A and Party B.

(e) The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A or Party B.

(f) “Payments on Early Termination”. For the purpose of Section 6(e) of this Agreement:

(i)	Loss will apply.

(ii)	The Second Method will apply.

(g) “Termination Currency” means one of the currencies in which payments are required to be made pursuant to a Confirmation in respect of a Terminated Transaction selected by the Non-defaulting Party or the non-Affected Party, as the case may be, or, in the circumstances where there are two Affected Parties, as agreed between the parties or, failing such agreement, if the currency so selected is not freely available and transferable, the Termination Currency shall be U.S. Dollars.

(h) “Additional Termination Event” will apply. If any of the following events occurs with respect to Party B, such shall constitute an Additional Termination Event (in which case the Affected Party shall be Party B):

(i)	Decline in Net Asset Value. (i) a 10% or greater decline in Party B’s Net Asset Value compared to Party B’s Net Asset Value reported to Party A (verbally or in writing) on any business day within the preceding 30 days or (ii) a 15% or greater decline in Party B’s Net Asset Value compared to Party B’s Net Asset Value reported to Party A (verbally or in writing) on any business day within the preceding 90 days or (iii) a 35% or greater decline in Party B’s Net Asset Value compared to Party B’s Net Asset Value reported to Party A (verbally or in writing) on any business day within the preceding 365 days.

(ii)	Minimum Net Asset Value. The Net Asset Value of Party B shall be at any time equal to or less than the greater of: (x) 50% of the Net Asset Value of Party B as of the last day of the previous fiscal year (as reflected in Party B’s annual audited financial statements for such fiscal year); and (y) $10,000,000.

(iii)	Change of Managing Owner. Preferred Investment Solutions Corp., or an Affiliate thereof, acceptable in Party A’s sole discretion, ceases to be the Managing Owner to Party B.

(iv)	Change in Trading Advisor. Ortus Capital Management (Cayman) Limited ceases to be a Trading Advisor to Party B.

(v)	Change in Management. If both Kenneth A. Shewer and Marc S. Goodman cease to be actively involved in and responsible for the management of Preferred Investment Solutions Corp.

(vi)	Failure to Deliver Net Asset Value Statement. Party B shall fail to deliver a statement of its Net Asset Value on or before the fifth Local Business Day following the required delivery date specified in Part 3 of this Schedule.

20	ISDA®1992

Part 2

Tax Representations

(i) Payer Tax Representation. For the purpose of Section 3(e), Party A and Party B hereby make the following representation: It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e)) to be made by it to the other party under this Agreement. In making this representation, it may rely on: (A) the accuracy of any representation made by the other party pursuant to Section 3(f); (B) the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii); and (C) the satisfaction of the agreement of the other party contained in Section 4(d); provided that it shall not be a breach of this representation where reliance is placed on clause (B) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(ii) Payee Tax Representations. For the purpose of Section 3(f) of this Agreement, Party A makes the following representations to Party B:

(1)	Party A is a banking corporation organized under the laws of Switzerland, and will provide Party B with the appropriate U.S. federal income tax form as listed in Part 3 of this Agreement.

(2)	Payments under this Agreement received from Party B by Party A in respect of Transactions with respect to which Party A is acting through a branch or office located outside the United States are not effectively connected with the conduct of a trade or business in the United States by Party A.

(3)	Payments under this Agreement received from Party B by Party A in respect of Transactions with respect to which Party A is acting through a branch or office located within the United States are effectively connected with the conduct of a trade or business in the United States by Party A.

(iii) Payee Tax Representations. For the purpose of Section 3(f) of this Agreement, Party B makes the following representation to Party A:

(4)	Party B is a statutory trust organized under the laws of the State of Delaware, and will provide Party A with the appropriate U.S. federal income tax form as listed in Part 3 of this Agreement.

(5)	Payments received from Party A under this Agreement are not effectively connected with the conduct of a trade or business in the United States by Party B.

Part 3

Agreement to Deliver Documents

For the purpose of Sections 4(a) (i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

(a) Tax forms, documents or certificates to be delivered are:

Each party agrees to complete, accurately and in a manner reasonably satisfactory to the other party (or any Specified Entity of the other party), and to execute, arrange for any required certification of, and deliver to the other party (or such Specified Entity) (or to such government or taxing authority as the other party (or such Specified Entity) reasonably directs), any form or document that may be required or reasonably requested in order to allow the other party (or such Specified Entity) to make a payment under this Agreement (or a Credit Support Document of the other party or a Specified Entity thereof) without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate, promptly upon the earlier of (i) reasonable demand by the other party (or such Specified Entity) and (ii) learning that the form or document is required.

21	ISDA®1992

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party A

With respect to each Transaction

that is entered into under this

Agreement through an Office of

Party A that is located in the U.S.,

one duly executed and completed

U.S. Internal Revenue Service Form

W-8ECI (or successor thereto).

(i) Upon execution and delivery of this

Agreement, with such form to be updated at the

beginning of each succeeding three calendar year

period beginning after execution of this

Agreement, or as otherwise required under then

applicable U.S. Treasury Regulations; (ii)

promptly upon reasonable demand by Party B; and

(iii) promptly upon learning that any Form W-

8ECI (or any successor thereto) has become

obsolete or incorrect.

Party A

With respect to each Transaction

that is entered into under this

Agreement through an Office of

Party A that is not located in the

U.S., one duly executed and

completed U.S. Internal Revenue

Service Form W-8BEN (or

successor thereto).

(i) Upon execution and delivery of this

Agreement, with such form to be updated at the

beginning of each succeeding three calendar year

period beginning after execution of this

Agreement, or as otherwise required under then

applicable U.S. Treasury Regulations; (ii)

promptly upon reasonable demand by Party B; and

(iii) promptly upon learning that any Form W-

8BEN (or any successor thereto) has become

obsolete or incorrect.

Party B	A duly completed and executed U.S. Internal Revenue Service Form W-9.

(i) Upon execution and delivery of this

Agreement, (ii) promptly upon reasonable

demand by Party A, and (iii) promptly upon

learning that any such Form previously provided

by Party B has become obsolete or incorrect.

(b) Other documents to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B	Evidence of the authority and true signatures of each official or representative signing this Agreement or, as the case may be, a Confirmation, on its behalf.	On or before execution of this Agreement and each Confirmation forming a part of this Agreement.	YES

Party B	Oral reports of its estimated Net Asset Value	Upon request	YES

Party B	Written reports of its Net Asset Value	Monthly (within 15 days after the end of the applicable month) and upon reasonable request by Party A	YES

Party B	Annual audited financial statement	Within 120 days of the last Business Day of Party B’s fiscal year end	YES

22	ISDA®1992

Party B	Copy of the prospectus, offering memorandum or other disclosure document to be delivered to prospective investors in Party B	On or before execution of this Agreement	YES

Party B	Trading Advisor Agreement (or equivalent authorizing documentation) authorizing the execution and delivery of this Agreement, Transactions (and confirmations thereof) and performance of its obligations thereunder by the Trading Advisor	On or before execution of this Agreement	YES

Party B	Copy (certified by an officer) of the board resolution (or equivalent authorizing documentation) authorizing the execution and delivery of this Agreement, Transactions (and confirmations thereof) and performance of its obligations thereunder	On or before execution of this Agreement	YES

Party B	Copy of the constitutive documents of Party B (certificate of formation, certificate of designation or the equivalent) certified by an officer or the relevant public authority where on file	On or before execution of this Agreement	YES

Party B	Credit Support Document described in Part 4(f)	On or before execution of this Agreement	YES

Part 4

Miscellaneous

(a) Addresses for Notices. For the purposes of Section 12(a) of this Agreement:

(i)	All notices or communications to Party A shall, with respect to a particular Transaction, be sent to the address or facsimile number reflected in the Confirmation of that Transaction, and any notice for purposes of Sections 5 or 6 shall be sent to:

Address: UBS AG, Stamford Branch, 677 Washington Boulevard, Stamford, CT 06901

Attention: Legal Department

Facsimile: (203) 719-0680

(ii)	All notices or communications to Party B shall be sent care of the Managing Member with a copy to the Advisor, to the address or facsimile number reflected below, and Party B specifically confirms Advisor’s authority to receive notices and communications and to provide payment instructions on Party B’s behalf in relation to all Transactions hereunder:

World Monitor Trust III – Series J
c/o Preferred Investment Solutions Corp.
900 King Street, Suite 100
Rye Brook, New York 10573
Attention: Lawrence S. Block
Senior Vice President and General Counsel

23	ISDA®1992

Facsimile: (914) 307-4045
Telephone: (914) 307-7020
Email: lblock@kenmar-us.com

(b) Process Agent. For the purpose of Section 13 (c) of this Agreement:

Party A appoints as its Process Agent: Not Applicable

Party B appoints as its Process Agent: Not Applicable

(c) Offices. The provisions of Section 10(a) of this Agreement will apply to Party A and Party B.

(d) Multibranch Party. For the purpose of Section 10(c) of this Agreement:

(i)	Party A is a Multibranch Party and may act through its branches in any of the following territories or countries: Australia, England and Wales, Hong Kong, United States of America, Singapore, and Switzerland.

(ii)	Party B is not a Multibranch Party.

(e) Calculation Agent. The Calculation Agent is Party A, unless otherwise specified in a Confirmation in relation to the relevant Transaction.

(f) Credit Support Document. The Credit Support Annex attached hereto is a Credit Support Document with respect to Party B for all purposes hereunder and is incorporated herein by this reference.

(g)	Credit Support Provider. Credit Support Provider means: Not Applicable.

(h) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

(i) Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will apply, except the following groups of Transactions: (1) foreign exchange transactions and currency options, in which case subparagraph (ii) of Section 2(c) of this Agreement will not apply.

(j) “Affiliate” will have the meaning specified in Section 14 of this Agreement; provided that in no event shall any separate series deemed to be an “Affiliate” of any other separate series.

Part 5

Other Provisions

(a) Set-off. The following provision shall be added as Section 6(f):

“(f) Without affecting the provisions of the Agreement requiring the calculation of certain net payment amounts, all payments under this Agreement will be made without set-off or counterclaim; provided, however, that upon the designation of any Early Termination Date, in addition to and not in limitation of any other right or remedy (including any right to set off, counterclaim, or otherwise withhold payment or any recourse to any Credit Support Document) under applicable law the Non-defaulting Party or Non-affected Party (in either case, “X”) may without prior notice to any person set off any sum or obligation (whether or not arising under this Agreement and whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by the Defaulting Party or Affected Party (in either case, “Y”) to X or any Affiliate of X against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by X or any Affiliate of X to Y and, for this purpose, may convert one currency into another at a market rate determined by X. If any sum or obligation is unascertained, X may in good faith estimate that sum or obligation and set-off in respect of that estimate, subject to X or Y, as the case may be, accounting to the other party when such sum or obligation is ascertained.

If any obligation to be set-off pursuant to these provision is unmatured and set-off of the entire amount of the obligation at the date of set-off (discounted from the scheduled payment date of the obligation in a commercially reasonable manner by the person effecting the set-off) shall be set-off, but the set-off will

24	ISDA®1992

fully discharge the full amount of the unmatured obligation so reduced to its present value.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 5(a) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

(b) Representations, Warranties and Covenants. Each applicable party represents and warrants to and for the benefit of each other applicable party as of the date hereof, and shall be deemed to represent and warrant to and for the benefit of that party as of the date of each Transaction, as follows:

(i)	Party A and Party B Representations.

(A) No Agency. It is entering into this Agreement and each Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).

(B) Eligible Contract Participant. It is an “eligible contract participant” as that term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.”

(C) Non-Public Information. Each party represents and warrants that, in effecting a Transaction referenced to a security, it will not be aware of any material non-public information or non-public price sensitive information with respect to any security related to a Transaction that, under applicable securities laws, it would have to disclose in advance to a party effecting a purchase or sale with the Offeree of such security.

(ii)	Party B Representations.

(A) Managing Owner’s Authority. Managing Owner is duly authorized to execute and deliver this Agreement, and to enter into Transactions, on Party B’s behalf, and unless it has received written notice of termination of such authority, or absent manifest error, Party A shall be entitled to rely upon any and all instructions or notices received from Managing Owner with respect to this Agreement or any Transaction, and Party A shall be under no duty to determine whether the giving of any notice or instruction, or the entry into any Transaction (including without limitation its nature and its amount), on behalf of Party B is within the authority of Managing Owner.

(B) Trading Advisor’s Authority. The Trading Advisor is duly authorized to enter into Transactions on behalf of the respective CTA Fund, and unless it has received written notice of termination of such authority, Party A shall be entitled to rely upon any and all instructions or notices received from the Trading Advisor with respect to the Transactions, and Party A shall be under no duty to determine whether the giving of any notice or instruction, or the entry into any Transaction (including without limitation its nature and its amount), on behalf of Party B is within the authority of such Trading Advisor.

(C) Compliance with Applicable Internal Policies. Each Transaction entered into under this Agreement will be entered into in accordance with and will at all times comply with applicable internal policies, guidelines or other requirements (including without limitation any investment policy) of Party B (if any, as may be adopted or amended from time to time by Party B) that may affect the due authorization or validity of any Transaction or the Agreement.”

(iii)	Managing Owner/Trading Advisor Representations.

(A)	The Trading Advisor, on behalf of Party B, has the power to execute Confirmations relating to this Agreement and to deliver any other documentation relating to this Agreement that it is required by this Agreement to deliver;

(B)	The Managing Owner, on behalf of Party B, is authorized to enter into and perform the Transactions contemplated by this Agreement and to bind Party B in connection with all obligations in connection therewith and under this Agreement, including without limitation any Credit Support Documents;

25	ISDA®1992

(C)	Such execution, delivery and performance by the Managing Owner on behalf of Party B does not conflict with any law or regulation applicable to the Managing Owner, any provision of the constituent documents of the Managing Owner, any order or judgment of any court or other agency of government applicable to the Managing Owner or any of the assets of the Managing Owner or any contractual restriction binding on or affecting the Managing Owner or any assets of the Managing Owner;

(D)	Each Transaction entered into in connection with this Agreement on behalf of Party B is suitable and appropriate and in accordance with the investment objectives and guidelines for Party B on the date such Transaction is entered into; and

(E)	All governmental and other consents that are required to have been obtained by the Managing Owner with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(c) Reliance on Authority. Party A will incur no liability from operating pursuant to the then current provisions of this Agreement unless and until it has received written notice of any change in the authority of the Managing Owner to act on behalf of Party B, provided, however, that no such change shall affect the validity of any Transaction entered into prior to such change.

(d) Additional Notification Requirements

(i)	Notice of Termination of Managing Owner, or Trading Advisor Relationship; Reliance on Notices. Party B shall notify Party A immediately in the event that either: Managing Owner’s authority with respect to Party B and the Company’s Limited Liability Company Agreement or (ii) Trading Advisor’s Trading Advisory Agreement with Party B is terminated. Except as otherwise stated herein, each party shall be entitled to rely upon any oral or written notices and instructions reasonably believed to be originated from the other party hereto or the Managing Owner or Trading Advisor and neither party shall incur any liability to the other party in acting in accordance with such notices and instructions.

(ii)	Notice of Decline in Net Asset Value. Party B shall notify Party A within one (1) Business Day if the Net Asset Value of Party B decreases by an amount that would trigger an Additional Termination Event specified in paragraph h (i) or (ii) in Part 1 of this Schedule.

(e) Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(i)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(iii)	Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(f) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO

26	ISDA®1992

THIS AGREEMENT OR ANY TRANSACTION AND ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S ENTERING INTO THIS AGREEMENT.

(g) Consent to Recording. Each Party (i) consents to the recording of all telephone conversations between trading, operations and marketing personnel of the parties and their Affiliates in connection with this Agreement or any potential Transaction; (ii) agrees to give notice to such personnel of it and its Affiliates that their calls will be recorded; and (iii) agrees that in any Proceedings, it will not object to the introduction of such recordings in evidence on grounds that consent was not properly given.

(h) Scope of Agreement. Upon the effectiveness of this Agreement, unless otherwise agreed to in writing by the parties to this Agreement with respect to specific Specified Transactions, all Specified Transactions then outstanding or any future Specified Transactions between Offices of the parties listed in Part 4(d) shall be subject to the terms hereof, with the exception of repurchase agreements, reverse repurchase agreements, securities lending agreements, letters of credit reimbursement obligations and indebtedness for borrowed money, and each such Specified Transaction shall be a “Transaction” for purposes of this Agreement.

(i) Agreements. Section 4 of this Agreement is hereby amended by the addition of Section 4(f) as follows:

“(f) Physical Delivery. In respect of any physically settled Transactions, it will, at the time of delivery, be the legal and beneficial owner, free of liens and other encumbrances, of any securities or commodities it delivers to the other party; and, in addition, with respect to any breach of this Section 4(f), Section 5(a)(ii) of this Agreement is hereby amended by the insertion of a period after “Agreement” on the fifth line and the deletion of the remainder of the Section.”

(j) ISDA Definitions. The provisions of the 1998 FX and Currency Option Definitions (as published by the International Swaps and Derivatives Association, Inc., the Emerging Markets Traders Association and the Foreign Exchange Committee) (the “1998 FX Definitions”) are hereby incorporated in their entirety and shall (unless, in relation to a particular Transaction, as otherwise specified in the relevant Confirmation) apply to any FX Transaction or Currency Option entered into by the parties hereto. In relation to any such FX Transaction or Currency Option and in the event of any inconsistency between the provisions of the 1998 FX Definitions and the provisions of the 1992 ISDA FX and Currency Option Definitions as published by the International Swaps and Derivatives Association, Inc. (the “1992 FX Definitions”), the 1998 FX Definitions shall prevail (such 1992 FX Definitions and 1998 FX Definitions collectively referred to herein as the “FX Definitions”).

(k) Additional Covenants Relating to Payments to any Managing Owner and Transactions Executed by any Managing Owner or Trading Advisor. In addition to its agreements under Section 4, Party B agrees with Party A that, so long as either party has or may have any obligations under this Agreement: (i) Any amounts payable by Party A under this Agreement shall be deemed satisfied when paid by Party A to the Managing Owner; and (ii) Party B shall be bound as principal of any Transaction executed by the Managing Owner or Trading Advisor (or any other person representing or purporting to represent the Managing Owner or Trading Advisor that Party A reasonably believes to represent the Managing Owner or Trading Advisor) as its agent, notwithstanding any lack of authority or power to act on the part of the Managing Owner or Trading Advisor or such other person.

(l) Definitions. Section 14 is hereby amended to include the following definitions in their appropriate alphabetical order:

“Investment Manager” or “Managing Owner” means Preferred Investment Solutions Corp.

“Trading Advisor” means Ortus Capital Management (Cayman) Limited.

“Net Asset Value” means the result in U.S. Dollars of subtracting the total value of all liabilities (including but not limited to the aggregate mark-to-market value of all trading positions constituting liabilities) from the total value of all assets (including but not limited to cash, deposit accounts and instruments, securities, and the aggregate mark-to-market value of all trading positions constituting assets). For purposes of this computation, amounts denominated in a currency other than U.S. Dollars shall be converted to U.S. Dollars at the spot rate for such currency prevailing on the date of determination of the Net Asset Value.”

27	ISDA®1992

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

UBS AG		WORLD MONITOR TRUST III – SERIES J

By:		By:	Preferred Investment Solutions Corp.,
Name:			its Managing Owner
Title:
Date:

By:		By:	/s/ Esther E. Goodman
Name:		Name:	Esther E. Goodman
Title:		Title:	Senior Executive Vice President and Chief Operating Officer
Date:		Date:	April 9, 2007

PREFERRED INVESTMENT SOLUTIONS CORP.,		By:	Preferred Investment Solutions Corp.,
as Managing Owner for Party B and in its individual capacity and solely with respect to Part 5(b)(iii)			its Managing Owner

By:	/s/ Esther E. Goodman	By:	/s/ Esther E. Goodman
Name:	Esther E. Goodman	Name:	Esther E. Goodman
Title:	Senior Executive Vice President and Chief Operating Officer	Title:	Senior Executive Vice President and Chief Operating Officer
Date:	April 9, 2007	Date:	April 9, 2007

28	ISDA®1992

ISDA

CREDIT SUPPORT ANNEX

to the Schedule

to the Master Agreement

dated as of April 9, 2007

between

UBS AG,

a banking corporation organized

under the laws of Switzerland

(“Party A”),

and

World Monitor Trust III—Series J,

(“Party B”),

acting by and through its Trading Advisor except as otherwise indicated,

who is acting as agent of Party B and not in such Trading Advisor’s individual capacity

Paragraph 13. Elections and Variables

(a)	Security Interest for “Obligations.” The term “Obligations” as used in this Annex includes the following additional obligations:

With respect to Party A:            None

With respect to Party B:            None

(b)	Credit Support Obligations.

(i)	Delivery Amount, Return Amount and Credit Support Amount.

(A)	“Delivery Amount” has the meaning specified in Paragraph 3(a).

(B)	“Return Amount” has the meaning specified in Paragraph 3(b).

(C)	“Credit Support Amount” means, for any Valuation Date (i) the Secured Party’s Exposure for that Valuation Date plus (ii) the aggregate of all Independent Amounts applicable to the Pledgor, if any, minus (iii) the Pledgor’s Threshold; provided, however, that (x) in the case where the sum of the Independent Amounts applicable to the Pledgor exceeds zero, the Credit Support Amount will not be less than the sum of all Independent Amounts applicable to the Pledgor and (y) in all other cases, the Credit Support Amount will be deemed to be zero whenever the calculation of Credit Support Amount yields an amount less than zero.

(ii)	Eligible Collateral. The following items will qualify as “Eligible Collateral” for the party specified:

29	ISDA®1992

		Party A	Party B	Valuation Percentage
(A)	Cash	N/A	X	100%

(B)	Negotiable debt obligations (other than interest-only securities) issued by the U.S. Treasury Department having a remaining maturity of not more than one year	N/A	X	98%

(C)	Negotiable debt obligations (other than interest-only securities) issued by the U.S. Treasury Department having a remaining maturity of more than one year but not more than 5 years	N/A	X	96%

(D)	Negotiable debt obligations (other than interest-only securities) issued by the U.S. Treasury Department having a remaining maturity of more than 5 years	N/A	X	94%

(iii)	Other Eligible Support. The following items will qualify as “Other Eligible Support” for the party specified: None

(iv)	Thresholds.

(A)	“Independent Amount” means with respect to Party A: N/A

“Independent Amount” means, with respect to Party B, for all FX Transactions and Currency Option Transactions, on a particular Local Business Day, the sum of (i), (ii), (iii), (iv) and (v) below:

(i)	5% of the Net Open Position calculated for Transactions (as defined in the FXPB Agreement) involving currencies considered by UBS, in its sole discretion, to possess low volatility ;

(ii)	7% of the Net Open Position calculated for Transactions involving currencies considered by UBS, in its sole discretion, to possess normal volatility ;

(iii)	10% of the Net Open Position calculated for Transactions involving currencies considered by UBS, in its sole discretion, to possess medium volatility;

(iv)	25% of the Net Open Position calculated for Transactions involving currencies considered by UBS, in its sole discretion, to possess enhanced volatility;

(v)	100% of the Net Open Position calculated for Transactions involving currencies considered by UBS, in its sole discretion, to possess high volatility.

(b)	for all Exotic Options (as defined in the FXPB Agreement), on a particular Local Business Day, the sum of (i), (ii),(iii), (iv) and (v) above, if any, plus (vi) below:

(vi)	the Risk Add-On for all Exotic Options in aggregate, as calculated pursuant to the FXPB Agreement.

For all other Transactions, as specified in the Confirmation for such Transaction.

Notwithstanding Section 9(b) of the Agreement, Party A may amend or modify Section 13(b)(iv)(A) of the Credit Support Annex (the “Independent Amount”) with respect to FX Transactions and Currency Option Transactions, at

30	ISDA®1992

any time in its sole discretion without the consent of Party B, and any such amendment or modification shall be effective solely upon notice to Party B.

(B)	“Threshold” means with respect to Party A: $1,000,000

“Threshold” means with respect to Party B: Zero

(C)	“Minimum Transfer Amount” means with respect to Party A: $250,000

“Minimum Transfer Amount” means with respect to Party B: $250,000

(D)	Rounding. The Delivery Amount and the Return Amount will be rounded up and down to the nearest integral multiple of $10,000, respectively.

(c)	Valuation and Timing.

(i)	“Valuation Agent” means, for the purposes of Paragraphs 3 and 5, the party making the demand under Paragraph 3, and, for the purposes of Paragraphs 4(d) and 6(d), the Secured Party.

(ii)	“Valuation Date” means each Local Business Day.

(iii)	“Valuation Time” means the close of business on the Local Business Day before the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

(iv)	“Notification Time” means 10:00 a.m., New York time, on a Local Business Day.

(v)	“Transfer Timing” The terms of Paragraph 4(b) are deleted and the following substituted therefor:

“Subject to Paragraphs 4(a) and 5, and unless otherwise specified, if a demand for the Transfer of Eligible Credit Support or Posted Credit Support is made by the Notification Time, then the relevant Transfer will be made by the close of business New York time. If such demand is made after the Notification Time, then the relevant Transfer will be made the next Local Business Day.

(d)	Conditions Precedent and Secured Party’s Rights and Remedies.

(i)	The following Termination Events will be a “Specified Condition” for Party A: None.

(ii)	The following Termination Events will be a “Specified Condition” for Party B: Illegality, Tax Event, Tax Event Upon Merger and Additional Termination Event.

(e)	Substitution.

(i)	Substitution Date. Paragraph 4(d)(ii) is deleted and the following substituted therefor:

“(ii) subject to Paragraph 4(a), the Secured Party will transfer to the Pledgor the items of Posted Credit Support specified by the Pledgor in its notice not later than the Local Business Day following the date on which the Secured Party receives the Substitute Credit Support (the “Substitution Date”) so long as Pledgor gives such notice by 2:00 p.m. New York time (the “Substitution Notification Time”) on the day preceding the Substitution Date. If such demand is made after the Substitution Notification Time, then the Substitution Date shall be the second Local Business Day following Secured Party’s receipt of such notice. Notwithstanding the foregoing, the Secured Party will only be obligated to Transfer Posted Credit Support with a Value as of the date of Transfer of that Posted Credit Support equal to the Value as of that date of the Substitute Credit Support, as calculated by the Valuation Agent.”

(ii)	Consent. If specified here as applicable, then Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d): N/A

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(f)	Dispute Resolution.

(i)	“Resolution Time” means 1:00 p.m., New York time, on the Local Business Day following the date on which the notice of the dispute is given under Paragraph 5.

(ii)	Value. For the purpose of Paragraphs 5(i)(C) and 5(ii), the Value of Posted Credit Support of the type described in Paragraph 13(b)(ii)(B), (C) or (D) (referred to herein as “Government Obligations”) will equal the Valuation Percentage multiplied by the sum of (A) either (1) the mean of the high bid and low asked prices quoted on such date by any principal market maker for such Government Obligations, which market maker shall be selected by the Disputing Party in good faith and in a commercially reasonable manner, or (2) if no such quotations are available from a principal market maker for such date, the mean of such high bid and low asked prices as of the day next preceding such date, on which such quotations were available, and (B) accrued interest on such Government Obligations (except to the extent included in the applicable price referred to in clause (A) above).

(iii)	Alternative. The provision of Paragraph 5 will apply.

(g)	Holding and Using Posted Collateral.

(i)	Eligibility to Hold Posted Collateral; Custodians. Party A and any Custodian appointed by Party A will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the following conditions applicable to it are satisfied:

(A)	In the event Party A acts as its own custodian, it is not a Defaulting Party and is a commercial bank or trust company organized under the laws of the United States or a political subdivision thereof or a U.S. branch of a bank organized under the laws of Switzerland, having assets of at least $10 billion and a long term debt or deposit rating of at least “A3” from Moody’s and “A-” from S&P.

(B)	Any Custodian appointed by Party A must be a commercial bank or trust company organized under the laws of the United States or a political subdivision thereof having assets of at least $10 billion and a long term debt or deposit rating of at least “A3” from Moody’s and “A-” from S&P.

(C)	Posted Collateral may only be held in one or more accounts in the State of Connecticut or the State of New York and any account established by Party A or its Custodian to hold Posted Collateral shall be established and maintained for the sole purpose of receiving deliveries of and holding Posted Collateral.

(D)	If Party A itself or its Custodian at any time may not hold Posted Collateral consistent with this Paragraph 13(g) or elects not to do so, Party A shall promptly give notice to Party B.

Initially, the Custodian for Party A is: N/A

(ii)	Use of Posted Collateral. The provisions of Paragraph 6(c) will apply to Party A and Party B.

(h)	Distributions and Interest Amount.

(i)	Interest Rate. The “Interest Rate” will be the rate per annum equal to the overnight Federal Funds Rate for each day cash is held by the Secured Party as reported In Federal Reserve Publication H.15-519.

(ii)	Transfer of Interest Amount. The Transfer of the Interest Amount will be made on the first Local Business Day of each calendar month.

(iii)	Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply.

(i)	Additional Representation(s). NONE

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(j)	Other Eligible Support and Other Posted Support.

(i)	“Value” shall have no meaning with respect to Other Eligible Support.

(ii)	“Transfer” shall have no meaning with respect to Other Eligible Support.

(k)	Demands and Notices. Any demand, specification or notice under this Annex will be made in accordance with the Notices Section of this Agreement. All Notices shall be delivered to the following addresses:

with respect to Party A:

UBS AG, Stamford Branch
Collateral Management
677 Washington Boulevard, Stamford, CT, 06901
Attention: Margin Specialist
Telephone: (203) 719-6116, Fax: (203) 719-4955
E-mail: DL-COLL-STM-OTC@ubs.com

with respect to Party B:

World Monitor Trust III—Series J
c/o Preferred Investment Solutions Corp.
900 King Street, Suite 100
Rye Brook, New York 10573
Attention: Lawrence S. Block
Facsimile: (914) 307-4045
Telephone: (914) 307-7020
Email: lblock@kenmar-us.com

(l)	Addresses for Transfers. Addresses for Transfers of Collateral for each party shall be supplied on or before the date of initial Transfer hereunder.

(m)	Other Provisions.

Agreement as to Single Secured Party and Pledgor. Party A and Party B agree that, notwithstanding anything to the contrary in the recital to this Annex, Paragraph 1(b) or Paragraph 2 or the definitions in Paragraph 12, (a) the term “Secured Party” as used in this Annex means only Party A, (b) the term “Pledgor” as used in this Annex means only Party B, and (c) only Party B makes the pledge and grant in Paragraph 2, the acknowledgment in the final sentence of Paragraph 8(a) and the representations in Paragraph 9.

Paragraph 5. Dispute Resolution. Paragraph 5 of the Credit Support Annex is hereby amended by deleting clause (2) in its entirety and inserting in lieu thereof the following:

“(2) subject to Paragraph 4(a), the appropriate party will Transfer the Delivery Amount or the Return Amount, as applicable, to the other party not later than (X) the time delivery otherwise would have been due if no dispute had existed in the case of (l) above, or (Y) the close of business on the Local Business Day following the date of Transfer in the case of (II) above,”

Paragraph 7. Event of Default. Subparagraph (i) of Paragraph 7 of the Credit Support Annex is hereby amended by deleting the phrase “two Local Business Days” and inserting in lieu thereof the phrase “one Local Business Day.”

Paragraph 12. Definitions. Paragraph 12 of the Credit Support Annex is hereby amended as follows:

The definition of “Local Business Day” is hereby amended by inserting the following in lieu thereof: “Local Business Day means a day on which commercial banks in New York City are open for business (including dealings in foreign exchange and foreign currency deposits)”;

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IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

UBS AG	WORLD MONITOR TRUST III – SERIES J

	By:	Preferred Investment Solutions Corp.,
its Managing Owner

By:	By:	/s/ Esther E. Goodman
Name:	Name:	Esther E. Goodman
Title:	Title:	Senior Executive Vice President and Chief Operating Officer
Date:	Date:	April 9, 2007

By:
Name:
Title:
Date:

34	ISDA®1992